Exhibit 10.21

PREFERRED STOCK AND LICENSE RESTRUCTURING AGREEMENT

THIS PREFERRED STOCK AND LICENSE RESTRUCTURING AGREEMENT (this “Agreement”), is made effective as of the 12th day of April, 2006, by and between Chemokine Therapeutics Corp., a Delaware corporation (“Chemokine”), and Pharmaceutical Product Development, Inc., a North Carolina corporation (“PPD”).

RECITALS

A. Chemokine and PPD entered into a certain Loan and Stock Warrant Agreement dated effective as of October 16, 2002 (the “Loan Agreement”), a Warrant Agreement dated as of November 13, 2002 (the “Warrant Agreement”), an Agreement Re: Exercise of Stock Warrant dated April 15, 2003 (“Exercise Agreement”), an Option and License Agreement dated April 15, 2003, as amended (“License Agreement”), an Exclusive Provider Master Services Agreement dated April 15, 2003 (“Master Services Agreement”), a Modification and Waiver Agreement dated September 14, 2004 (“Modification Agreement”), and a 2004 Warrant Agreement dated September 14, 2004 (“2004 Warrant Agreement”) (the Loan Agreement, Warrant Agreement, Exercise Agreement, License Agreement, Master Services Agreement, and Modification Agreement are sometimes referred to herein collectively as the “Existing Agreements”). Pursuant to the terms of the Existing Agreements and the 2004 Warrant Agreement, PPD holds (i) 2,000,000 shares of preferred stock (“Preferred Shares”) of Chemokine, convertible into 2,000,000 shares of common stock (“Conversion Common Shares”) of Chemokine, (ii) 500,000 warrants exercisable into 500,000 shares of common stock of Chemokine (the “Warrants”) under the 2004 Warrant Agreement, and (iii) certain license rights (“License Rights”) to compounds developed by Chemokine, primarily CTCE-0214, under the License Agreement.

B. Subsequent to the execution of the Existing Agreements, Chemokine completed a Phase I clinical trial of compound CTCE-0214.  In December 2005, Chemokine initiated a second Phase I clinical study CTCE-0214, that is currently ongoing.

C. Chemokine has raised CDN$6.860 million through the sale of shares of its common stock and desires to reacquire exclusive rights to compound CTCE-0214 and to other compounds under development with respect to which PPD has certain rights. Chemokine desires to eliminate the preferred stock in its capital structure. PPD is willing to sell its Preferred Shares and is willing to transfer back to Chemokine its rights to CTCE-0214 and other rights under the Existing Agreements, except that PPD desires to retain its Warrants and certain rights to future cash flows on the CTCE-0214 program, so that PPD will have the opportunity to participate in the future growth and success of Chemokine.

D. Chemokine will commit to purchase the Preferred Shares if PPD does not convert and sell its Conversion Common Shares to a third-party buyer.

E. All “dollars”, “$’s” referred to herein are in U.S. dollars.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Chemokine and PPD covenant and agree with each other as follows:

1. Sale of Preferred Shares.

(a) For a period of 45 days commencing upon the execution of this Agreement (the “Selling Period”), PPD shall refrain from exercising its rights to convert the Preferred Shares into Conversion Common Shares and from selling, transferring, disposing, or encumbering the Preferred Shares (other than to a direct or indirect, wholly-owned subsidiary of PPD).

(b) During the Selling Period, PPD may find a buyer or buyers for the Conversion Common Shares. Since Chemokine is familiar with investors and potential investors, Chemokine may refer one or more buyers and/or one or more broker-dealers to assist in this effort.

(c) During the Selling Period, a third party (“Third Party”) may give irrevocable notice to PPD to convert some or all of the Preferred Shares into the Conversion Common Shares and the Third Party shall purchase and PPD shall sell all of the Conversion Common Shares into which the Preferred Shares have been converted pursuant to the notice on or before the end of the Selling Period. Notwithstanding anything else in this Agreement, PPD shall not have an obligation to convert its Preferred Shares into the Conversion Common Shares unless the gross purchase price per Converted Common Share, less commissions payable by PPD, is at least US$0.86 per share, and any such conversion shall be contingent upon closing of the sale of Conversion Common Shares by PPD to the Third Party buyer.

(d) Chemokine shall purchase and PPD shall sell all of the Preferred Shares that have not been converted into Conversion Common Shares on or before the end of the Selling Period for a price of US$0.86 per share.

(e) The sale of the Preferred Shares or Conversion Common Shares shall be subject to the applicable rules, regulations and requirements of applicable securities laws and, any stock exchange on which Chemokine’s shares are listed.

(f) If a Third Party gives irrevocable notice to PPD to convert some or all of the Preferred Shares as contemplated in this Section 1, any such notice shall be accompanied by a writing, signed by such Third Party, under which such Third Party unconditionally agrees to purchase from PPD 100% of the Conversion Common Shares into which the Preferred Shares will be converted by PPD pursuant to the notice. The writing shall contain a representation and warranty by the Third Party that the writing has been duly authorized by the board of directors and executed by the corporate officers (or authorized and executed by the managers or others who have the power to act on behalf of the Third Party). The writing shall contain no other obligation or condition of PPD that is not contained within this Agreement.

2. Termination of Agreements and Return of the License Agreement and License Rights.

(a) Subject to Section 6, Chemokine and PPD hereby terminate each of the Existing Agreements. All rights of PPD to CTCE-0214 and any other compound developed by Chemokine are hereby retransferred to and conveyed to Chemokine.

(b) As consideration for the termination of the Existing Agreements and the return of the License Rights set forth in subsection 2.(a), Chemokine shall pay to PPD the following additional consideration:

i.

$100,000 cash upon the closing of the sale of Preferred Shares or Conversion Common Shares under Section 1 of this Agreement;

ii.

$250,000 cash upon the dosing of the first subject in a Phase III clinical trial of CTCE-0214;

iii.

$250,000 cash upon filing a New Drug Application with the United States Food and Drug Administration (“FDA”) with respect to CTCE-0214 (or an equivalent filing in any foreign country);

iv.

$1,000,000 cash upon approval by the FDA (or equivalent regulatory body in a foreign country) of CTCE-0214 for any therapeutic use; and

v.

50 percent of the first Net Sales (as defined in Section 10.(m)) of CTCE-0214 after regulatory approval, up to a cap of $1,000,000 (for clarity, the total amount that PPD is entitled to receive under this clause 2.(b) v. is $1,000,000).

(c) The 2004 Warrant Agreement shall remain in force.

3. Release of Claims by Chemokine.  Conditioned upon the satisfaction of all the conditions precedent set forth in this Agreement and subject to the covenants and performance of this Agreement: for valuable consideration provided by PPD to Chemokine, Chemokine, for itself and its partners, employees and assigns, and the heirs, executors, administrators and assigns of each of them, hereby fully and completely release and discharge PPD, and its past, present and future partners, employees, agents, servants, legal representatives, attorneys, predecessors, successors and insurers, and their assigns, heirs, executors, administrators, trustees and respective insurers and underwriters from any and all claims and causes of action of whatsoever kind, nature and description which Chemokine now has or which may hereafter accrue on account of or in any way growing out of any and all known or unknown, unliquidated or fixed, conditional or contingent, actions, omissions, errors, causes of action at law or in equity, suits, debts, damages, demands, claims, contracts, covenants, liens, liabilities, losses, costs or expenses, including without limitation, attorneys fees and costs or damages of every nature, kind or description which Chemokine now has, or which may hereafter accrue against PPD, or any of them.

Chemokine understands that this Agreement constitutes a full release of all claims and causes of action of any nature or description which Chemokine has against PPD or any of them, as of the date of this Agreement, whether or not these claims or causes of action are now known or encompassed in claims referred to in this Agreement.

4. Release of Claims by PPD.  Conditioned upon the satisfaction of all the conditions precedent set forth in this Agreement and subject to the covenants and performance of this Agreement: for valuable consideration provided by Chemokine to PPD, PPD for itself and its partners, employees and assigns, and the heirs, executors, administrators and assigns of each of them, hereby fully and completely release and discharge Chemokine, and each of them, and their past, present and future partners, employees, agents, servants, legal representatives, attorneys, predecessors, successors and insurers, and their assigns, heirs, executors, administrators, trustees and respective insurers and underwriters from any and all claims and causes of action of whatsoever kind, nature and description which PPD now has or which may hereafter accrue on account of or in any way growing out of any and all known or unknown, unliquidated or fixed, conditional or contingent, actions, omissions, errors, causes of action at law or in equity, suits, debts, damages, demands, claims, contracts, covenants, liens, liabilities, losses, costs or expenses, including without limitation, attorneys fees and costs or damages of every nature, kind or description which PPD now has, or which may hereafter accrue against Chemokine, or any of them, except as contained in the 2004 Warrant Agreement.

PPD understands that this Agreement constitutes a full release by PPD of all claims and causes of action of any nature or description which PPD has against Chemokine, or any of them, as of the date of this Agreement, whether or not these claims or causes of action are now known or encompassed in claims referred to in this Agreement, except as contained in the 2004 Warrant Agreement.

5. Waiver of Unknown Rights.  There is a risk that subsequent to the execution of this mutual general release one or more persons will incur or suffer loss, damages or injuries which are in some way caused by the transactions referred to above, but which are unknown and unanticipated at the time this mutual general release is signed.

All parties do hereby assume the above-mentioned risks and understand that this mutual general release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known or anticipated, and upon advice of legal counsel, Chemokine, on the one hand, and PPD, on the other hand, and each of them, expressly waive any rights under the laws of any jurisdiction that provides in essence:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

PPD, on the one hand, and Chemokine, on the other hand, and each of them, each hereby acknowledge this waiver.  Each party to the Agreement acknowledges that this waiver is an essential and material term of the Agreement, without which the Agreement would not have been executed.

The advice of legal counsel has been obtained by all parties prior to signing this mutual general release.  All parties execute this mutual general release voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences provided by this release, i.e., the extinguishment of all obligations.

6. The Effectiveness of Certain Sections. Section 2, Section 3, Section 4, and Section 5 shall be effective if and only if Chemokine (or in the alternative, a Third Party) purchases 100% of the Conversion Common Shares into which Preferred Shares have been converted under Section 1 and the remaining Preferred Shares, if any, that have not been converted into Conversion Common Shares.

7. PPD Representations and Warranties. PPD hereby represents and warrants to Chemokine and any Third Party as follows:

(a) PPD has good title to and is the owner of the Preferred Shares and has not transferred, sold, gifted, assigned, pledged or encumbered its ownership rights in the Preferred Shares.

(b) PPD has not transferred, sold, gifted, assigned, pledged or encumbered its rights under the Existing Agreements.

(c) PPD has all requisite power and authority to execute and carry out this Agreement and this Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligations of PPD.

(d) None of the execution and delivery of, or performance by PPD under, this Agreement, or the consummation of the transactions contemplated herein will conflict with or violate any term or provision of any other agreement, note or indenture binding upon PPD, or any term or provision of any license, permit, judgment, decree, order, statute, rule or regulation applicable to PPD or by which PPD may be bound.

(e) PPD has had the opportunity to review Chemokine’s: (i) filings with the Securities and Exchange Commission, (ii) press releases, and (iii) reports to PPD by Chemokine furnished under the Existing Agreements. PPD has had the opportunity to ask questions of and receive answers and information from Chemokine relating to CTCE-0214.  PPD is relying on its review of these materials and its own investigation and analysis in making its determination to enter into this transaction.

(f) PPD knows of no claims, demands and causes of action of whatsoever kind, nature and description against Chemokine which PPD now has, and PPD knows of no facts, circumstances, actions, omissions, errors, damages, contracts, covenants, liens, losses, costs or expenses, of any nature, kind or description out of which any claim, demand or cause of action against Chemokine may arise, other than the Existing Agreements and the 2004 Warrant Agreement.

8. Chemokine Representations and Warranties. Chemokine hereby represents and warrants to PPD as follows:

(a) Chemokine has all requisite power and authority to execute and carry out this Agreement and this Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligations of Chemokine.

(b) None of the execution and delivery of, or performance by Chemokine under, this Agreement, or the consummation of the transactions contemplated herein will conflict with or violate any term or provision of Chemokine’s certificate of incorporation or bylaws, any other agreement, note or indenture binding upon Chemokine, or any term or provision of any license, permit, judgment, decree, order, statute, rule or regulation applicable to Chemokine or by which Chemokine may be bound.

(c) Chemokine knows of no claims, demands and causes of action of whatsoever kind, nature and description against PPD which Chemokine now has, and Chemokine knows of no facts, circumstances, actions, omissions, errors, damages, contracts, covenants, liens, losses, costs or expenses, of any nature, kind or description out of which any claim, demand or cause of action against PPD may arise, other than the Existing Agreements and the 2004 Warrant Agreement.

9. Reservation of Shares. Chemokine shall at all times have reserved for issuance such number of its duly authorized shares of Preferred Shares and shares of its common stock as shall be sufficient to effect the exercise of the Warrants and the conversion of the Preferred Shares from time to time or otherwise to comply with the terms of this Agreement.

10.  Miscellaneous.

(a)

Notices.  Any notice, payment, demand, offer, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered and given for all purposes (i) if it is actually received by personal or electronic tender (such as, e.g., facsimile transmission or computer modem transmission) by the person to whom it was directed, or (ii) if sent by registered or certified mail, postage and charges prepaid, addressed to the party at the address set forth below next to the signature of such party, or to such other address as such party may from time to time specify by written notice to the other party.  Any notice shall be deemed given as of the earlier of the date actually received or the date on which it was deposited in a regularly maintained depository for the deposit of United States mail, properly addressed with postage prepaid.

(b)

Captions.  All captions contained in this Agreement are for reference only and do not interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.

(c)

Counterpart Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which when executed and delivered shall be deemed an original, with the same effect as if all parties had executed the same counterpart.  All counterparts shall be construed together and shall constitute one Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally effective as delivery of a manually executed counterpart of this Agreement.

(d)

Integrated Agreement.  This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties; there are no agreements, understandings, restrictions, representations, or warranties other than those set forth in this Agreement.

(e)

Number; Gender.  As used in this Agreement and when required by the context, the singular number shall include the plural and the masculine gender shall include the feminine and neuter genders and the word "person" shall include corporation, firm, partnership, individual, or other form of association.

(f)

Amendment.  This Agreement may be amended only by an instrument in writing signed by all parties which expressly refers to this Agreement and specifically states that it is intended to amend it.  Furthermore, this Agreement may not be modified by an oral agreement even though supported by new consideration.

(g)

Survival of Warranties.  The representations and warranties set forth in this Agreement shall survive the execution of this Agreement.

(h)

Severability.  Each provision or part of a provision is severable from the Agreement as follows:  (1) Any unlawful provision or part thereof shall be severed from this Agreement and shall be construed as if it were never part of the Agreement; and (2) Any unlawful provision or part thereof which would be lawful if it were more narrowly drawn, or if the time duration of any provision or part thereof were shorter or longer, or if it is susceptible of being modified, then such provision or part thereof shall be deemed reformed to be more narrowly drawn, the time duration shorter or longer, or the provision or part thereof modified, to the minimum extent necessary to make such provision or part thereof lawful, to the extent this can be done to preserve the general intentions of the parties.

(i)

Expenses.  Except as specifically provided in this Agreement, each party hereto shall bear all expenses associated with the preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(j)

Drafting Agreement.  The Parties are of equal bargaining strength and have had the opportunity to discuss and negotiate this Agreement in detail.  Each of the Parties waives all provisions of law that would otherwise require this Agreement to be construed against the party drafting this Agreement.  Each party shall be deemed to have drafted this Agreement.  If there is an uncertainty in this Agreement, each party shall be deemed to have equally caused the uncertainty.  Each party waives the provisions of California Civil Code Section 1654 and similar provisions of the laws of other states.

(k)

Further Assurances.  The Parties shall from time to time, without further consideration and at no cost to them, do and perform all such further acts and things and execute all such further documents and instruments that may be reasonably requested to ensure the carrying out of the intent and purpose of this Agreement.  Each party shall perform its obligations under this Agreement in accordance with all applicable laws, rules, and regulations now or hereafter in effect.  Except where expressly stated to the contrary in this Agreement, all rights and remedies specified are cumulative and are not exclusive of any rights or remedies provided by law or in equity.

(l)

Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether so expressed or not. Neither party may sell, assign or transfer this Agreement to a third party without the prior written consent of the other; provided, however, that PPD may sell, assign and transfer this Agreement to a direct or indirect, wholly-owned subsidiary of PPD without the consent of Chemokine or any other person or entity.

(m)

Net Sales.  Net Sales as used in this Agreement shall mean the total amount actually received by Chemokine in United States dollars based on receipts on sales of CTCE-0214 by Chemokine, its affiliates, sublicensees and/or affiliates of sublicensees to third parties, less the following deductions (i) trade, cash and quantity discounts actually taken on such sales of CTCE-0214; (ii) taxes on sales (such as sales or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced; (iii) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and (iv) reserves for amounts to be repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions, chargebacks, rebates or commissions, made in accordance with generally accepted accounting principles and Chemokine’s accounting policies.  Sales between Chemokine and its affiliates and sublicensees shall not be treated as Net Sales hereunder.

(n)

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(o)

No Third Party Beneficiaries. The parties acknowledge and agree that there are no third party beneficiaries to this Agreement (except the Third Party).

EXECUTION PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

Chemokine Therapeutics Corp. By: ___/s/ Hassan Salari_____________ Dr. Hassan Salari, President	Pharmaceutical Product Development, Inc. By: __/s/ Linda Baddour______________ Chief Financial Officer